Press Release

Contact:Matthew M. Partridge

Senior Vice President, Chief Financial Officer and Treasurer

(386) 944-5643

mpartridge@ctoreit.com

FOR IMMEDIATE RELEASE	CTO REALTY GROWTH ANNOUNCES 5-YEAR, $50 MILLION TERM LOAN

DAYTONA BEACH, FL – March 10, 2021 – CTO Realty Growth, Inc. (NYSE: CTO) (the “Company” or “CTO”) today announced that it has successfully amended its unsecured credit agreement to originate a new $50 million unsecured term loan (the “Term Loan”) and increase the total committed capacity of its unsecured revolving credit facility (the “Revolving Facility”) from $200 million to $210 million (together, the “Credit Facility”).

The Term Loan is subject to a pricing grid over LIBOR, determined by the Company's leverage ratio. Based on its current leverage, the Company anticipates the interest rate on the Term Loan will be fixed at a rate of 1.72% utilizing an existing swap that fixes LIBOR through March 2024. The Credit Facility also includes accordion options that allow the Company to request additional Term Loan lender commitments up to a total of $150 million and to request additional Revolving Facility lender commitments up to a total of $300 million.

“We appreciate the strong interest and continued support shown by our bank group with this new $50 million term loan,” said John P. Albright, President and Chief Executive Officer of CTO Realty Growth. “Partnering with The Huntington National Bank as a new lender relationship for CTO and the upsizing of our facility provides us with improved flexibility, and the new term loan gives us ample liquidity to refinance the maturing mortgage secured by our Wells Fargo occupied property in Raleigh, NC, resulting in a lower interest rate relative to the expiring mortgage and further ladders our debt maturities.”

The Term Loan matures in March 2026 and is jointly led by BMO Capital Markets Corp. and Truist Securities, Inc.  The Huntington National Bank is also a participant in the Term Loan.

The Revolving Facility matures in March 2023, with an option to extend the maturity date to March 2024, and is jointly led by BMO Capital Markets Corp. and Truist Securities, Inc.  Wells Fargo Bank, N.A. and The Huntington National Bank are also participants in the Revolving Facility.

About CTO Realty Growth, Inc.

CTO Realty Growth, Inc. is a publicly traded diversified REIT that owns and operates a diversified portfolio of income properties comprising approximately 2.7 million square feet in the United States. CTO also owns an approximate 23.5% interest in Alpine Income Property Trust, Inc., a publicly traded net lease REIT (NYSE: PINE).

We encourage you to review our most recent investor presentation, which is available on our website at www.ctoreit.com.

Safe Harbor

Certain statements contained in this press release (other than statements of historical fact) are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can typically be identified by words such as “believe,” “estimate,” “expect,” “intend,” “anticipate,” “will,” “could,” “may,” “should,” “plan,” “potential,” “predict,” “forecast,” “project,” and similar expressions, as well as variations or negatives of these words.

Although forward-looking statements are made based upon management’s present expectations and reasonable beliefs concerning future developments and their potential effect upon the Company, a number of factors could cause the Company’s actual results to differ materially from those set forth in the forward-looking statements. Such factors may include, but are not limited to: the Company’s ability to remain qualified as a REIT; the Company’s exposure to U.S. federal and state income tax law changes, including changes to the REIT requirements; general adverse economic and real estate conditions; the ultimate geographic spread, severity and duration of pandemics such as the recent outbreak of the novel coronavirus, actions that may be taken by governmental authorities to contain or address the impact of such pandemics, and the potential negative impacts of such pandemics on the global economy and the Company’s financial condition and results of operations; the inability of major tenants to continue paying their rent or obligations due to bankruptcy, insolvency or a general downturn in their business; the loss or failure, or decline in the business or assets of PINE or the venture formed when the Company sold its controlling interest in the entity that owned the Company’s remaining land portfolio, of which the Company has a retained interest; the completion of 1031 exchange transactions; the availability of investment properties that meet the Company’s investment goals and criteria; the uncertainties associated with obtaining required governmental permits and satisfying other closing conditions for planned acquisitions and sales; and the uncertainties and risk factors discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as filed with the SEC.

There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.